Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Calumet GP, LLC:
We consent to the incorporation by reference in the registration statement (No. 333-170390) on Form S-3 of Calumet Specialty Products Partners, L.P. and Calumet Finance Corp. and in the registration statement (No. 333-138767) on Form S-8 of Calumet Specialty Products Partners, L.P., of our report dated July 29, 2011, with respect to the balance sheets of the Superior Business as of December 31, 2010 and 2009, and the related statements of income and comprehensive income, changes in net parent investment, and cash flows for each of the years in the three year period ended December 31, 2010, which report appears in this Current Report on Form 8-K of Calumet Specialty Products Partners, L.P., and to the reference to our firm under the heading “Experts” in the prospectus supplement forming a part of the registration statement on Form S-3 (No. 333-170390) of Calumet Specialty Products Partners, L.P.
/s/ KPMG LLP
Dallas, Texas
September 7, 2011